Exhibit 99.1

TIGERLOGIC CORPORATION ANNOUNCES THIRD FISCAL QUARTER FINANCIAL RESULTS

PORTLAND, OR. — January 29, 2016

TigerLogic Corporation (OTCQX: TIGR) today announced financial results for the third fiscal quarter ended December 31, 2015. Highlights are as follows:

•                  Revenues: Total revenues were $1.8 million for the third fiscal quarter ended December 31, 2015, up $0.2 million, or 14%, from the prior quarter and a decrease of $0.1 million, or 5%, from the third quarter of the prior year. Year-to-date revenues were $5.0 million compared to $5.5 million in the prior year, a decrease of 9%. Subscription revenue from our Postano business for the third quarter increased 3% sequentially and 53% from the same quarter in the prior year.  Year-to-date subscription revenues were $2.4 million compared to $1.4 million in the prior year, an increase of 67%. License revenues associated with our Omnis business increased $0.2 million, or 56%, from the prior quarter and $0.1 million, or 16%, from the same quarter in the prior year. Year-to-date license revenues were $1.4 million compared to $1.8 million in the prior year, a decrease of 25%. Services revenues decreased slightly sequentially and decreased $0.5 million, or 53%, from the third quarter of the prior year. Year-to-date service revenues were $1.3 million compared to $2.3 million in the prior year, a decrease of 44%.

•                  Operating Expenses: Operating expenses for the third quarter ended December 31, 2015 were $2.6 million compared to $2.9 million in the prior quarter and $22.3 million for the same quarter in the prior year.  Operating expenses for the prior year quarter include a goodwill impairment charge of $18.2 million. Year-to-date operating expenses were $8.7 million compared to $31.9 million in the prior year, including the goodwill impairment charge booked in the prior year. The decrease in operating expenses reflects the results of concerted efforts to control costs, including reductions in infrastructure costs and personnel expense achieved through the consolidation of our headquarters to Portland, Oregon. On January 14, 2016, the Company entered into a Settlement Agreement with Monster Patents LLC “Monster” related to a patent infringement suit filed by Monster on July 2, 2015.  The Settlement Agreement provides the Company a fully paid, worldwide, perpetual license to the Monster patent portfolio.  In exchange, the Company made a cash payment and provided Monster a limited subscription to the Postano platform for a two-year period. The exact details of the Settlement Agreement are confidential, but the Company has included the costs of settlement in operating expenses for the quarter ended December 31, 2015.

•                  Net Loss: Net loss for the third fiscal quarter ended December 31, 2015 was $0.9 million, or $0.03 per share, compared to net loss of $1.3 million, or $0.04 per share, in the prior quarter and $20.5 million, or $0.65 per share, for the third quarter of the prior year, including the goodwill impairment charge of $18.2 million.  Year-to-date net loss was $3.7 million, or $0.12 per share, compared to $26.5million, or $0.85 per share, in the prior year, including the goodwill impairment charge of $18.2 million.

•                  Adjusted EBITDA: Adjusted EBITDA was negative $0.6 million for the third fiscal quarter ended December 31, 2015 compared to negative $0.9 million in the prior quarter and negative $1.9 for the third fiscal quarter of the prior year.  Year-to-date Adjusted EBITDA was negative $2.9 million compared to negative $7.4 million in the prior year. The improvement is primarily a result of our cost control initiatives.

•                  Cash: Cash was $6.5 million as of December 31, 2015, down $1.3 million from September 30, 2015.

For information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Earnings Call

As previously announced, the Company has suspended indefinitely the practice of holding quarterly conference calls. Please refer to the reports and documents filed by the Company with the U.S. Securities and Exchange Commission, including our periodic reports on Form 10-K and Form 10-Q, and our current reports on Form 8-K.  These reports are available at www.sec.gov and on our corporate website at www.tigerlogic.com.

About TigerLogic Corporation

TigerLogic Corporation (OTCQX: TIGR) is a global provider in engagement solutions, including the Omnis mobile development platform and Postano, a social media aggregation and display platform. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including statements about TigerLogic’s future operating results, cost reduction initiatives and revenue growth opportunities.  Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to: the success of TigerLogic’s efforts to develop new products, product features and updates and to penetrate new markets; TigerLogic’s ability to maintain market share for its existing products; costs associated with TigerLogic’s strategic and business initiatives; TigerLogic’s ability to protect its intellectual property; costs associated with litigation or other proceedings to which TigerLogic becomes subject from time-to-time; the availability of adequate liquidity for the operation of TigerLogic’s business and other risks and uncertainties.  Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release. TigerLogic’s results for the quarter ended December 31, 2015 are not necessarily indicative of its operating results for any future periods.

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TigerLogic, Postano, Omnis, and Omnis Studio are trademarks of TigerLogic Corporation.  All other trademarks and registered trademarks are properties of their respective owners.

Investor Relations Contact:

Roger Rowe, CEO/CFO

Phone: (503) 488-6988

roger.rowe@tigerlogic.com

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	March 31,
	2015	2015
ASSETS
Current assets:
Cash	$6,487	$10,251
Trade accounts receivable, less allowance for doubtful accounts of $1 and $0, respectively	954	1,291
Other current assets	449	460
Total current assets	7,890	12,002

Property, furniture and equipment, net	584	869
Intangible assets, net	306	363
Deferred tax assets	95	94
Other assets	51	54
Total assets	$8,926	$13,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$250	$295
Accrued liabilities	824	1,525
Deferred revenue	1,568	1,905
Total current liabilities	2,642	3,725

Other long-term liabilities	144	101
Total liabilities	2,786	3,826

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	3,096	3,096
Additional paid-in-capital	143,712	143,389
Accumulated other comprehensive income	2,178	2,174
Accumulated deficit	(142,846)	(139,103)
Total stockholders’ equity	6,140	9,556

Total liabilities and stockholders’ equity	$8,926	$13,382

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2015	2014	2015	2014

Net revenues:
Licenses	$599	$515	$1,380	$1,845
Subscription	813	532	2,356	1,415
Services	399	866	1,267	2,250
Total net revenues	1,811	1,913	5,003	5,510
Operating expenses:
Cost of subscription revenues	199	206	474	546
Cost of service revenues	141	102	374	410
Selling and marketing	697	1,260	2,444	4,679
Research and development	688	780	1,966	3,009
General and administrative	895	1,729	3,413	5,068
Impairment of goodwill	—	18,183	—	18,183
Total operating expenses	2,620	22,260	8,671	31,895
Operating loss	(809)	(20,347)	(3,668)	(26,385)
Other income (expense):
Interest expense-net	—	—	(2)	(2)
Other income (expense)-net	6	33	(8)	42
Total other income (expense)-net	6	33	(10)	40
Loss before income taxes	(803)	(20,314)	(3,678)	(26,345)
Income tax provision	55	78	65	108
Net loss	(858)	(20,392)	(3,743)	(26,453)
Other comprehensive income:
Foreign currency translation adjustments	(21)	(66)	4	(115)
Total comprehensive loss	$(879)	$(20,458)	$(3,739)	$(26,568)

Basic and diluted net loss per share	$(0.03)	$(0.65)	$(0.12)	$(0.85)

Weighted average shares used in computing basic and diluted net loss per share	30,960	31,560	30,958	31,109

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(3,743)	$(26,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	—	18,183
Depreciation and amortization of long-lived assets	348	261
Provision for (recovery of) bad debt	1	(71)
Stock-based compensation expense	322	531
Change in deferred tax assets	(3)	—
Foreign currency exchange gain	(5)	(47)
Change in operating assets and liabilities:
Trade accounts receivable	343	173
Other current assets	17	21
Accounts payable	(93)	17
Accrued liabilities and other long term liabilites	(464)	(272)
Deferred revenue	(339)	57
Net cash used in operating activities	(3,616)	(7,600)

Cash flows from investing activities:
Purchases of property, furniture and equipment	(159)	(264)
Net cash used in investing activities	(159)	(264)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	16
Proceeds from issuance of common stock	1	7
Proceeds from sale of discontinued operations	—	2,200
Net cash provided by financing activities	1	2,223

Effect of exchange rate changes on cash	10	(115)

Net decrease in cash	(3,764)	(5,756)
Cash at beginning of the period	10,251	18,602
Cash at end of the period	$6,487	$12,846

Supplemental disclosures:
Cash paid for income taxes	$81	$—

Non-GAAP Financial Measures

Adjusted EBITDA (as defined below) should not be construed as a substitute for net income (loss) determined in accordance with U.S. GAAP. Adjusted EBITDA excludes components that are significant in understanding and assessing TigerLogic’s results of operations. Adjusted EBITDA does not represent funds available for management’s discretionary use and are not intended to represent cash flow from operations. In addition, EBITDA and Adjusted EBITDA are not terms defined by GAAP and as a result might not be comparable to similarly titled measures used by other companies.

However, Adjusted EBITDA is used by management to evaluate, assess and benchmark TigerLogic’s operational results and the company believes that Adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties in the industry. Accordingly, TigerLogic is disclosing this information to permit a more comprehensive analysis of its operating performance, and to provide an additional measure of performance.

Adjusted EBITDA used by TigerLogic is defined as net income (loss) with adjustments for depreciation and amortization, interest income (expense)-net, and income tax provision (benefit) plus adjustments for other income (expense)-net, non-cash stock-based compensation expense, and other non-recurring items that may be incurred from time to time.

Net income (loss) is the GAAP financial measure most closely comparable to Adjusted EBITDA. The table below reconciles TigerLogic’s GAAP reported net loss to Adjusted EBITDA:

Reconciliation of GAAP to Non-GAAP Financial Measures

TIGERLOGIC CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2015	2014	2015	2014

Reported net loss	$(858)	$(20,392)	$(3,743)	$(26,453)
Depreciation and amortization	71	138	348	261
Stock-based compensation	118	170	322	531
Lease loss	—	—	109	—
Interest expense-net	—	—	2	2
Other (income) expense-net	(6)	(33)	8	(42)
Income tax provision	55	78	65	108
Impairment of goodwill	—	18,183	—	18,183
Adjusted EBITDA	$(620)	$(1,856)	$(2,889)	$(7,410)